UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2022

Pyxus International, Inc.

(Exact name of Registrant, as specified in its charter)

Virginia	000-25734	85-2386250
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

8001 Aerial Center Parkway
Morrisville, North Carolina 27560-8417
(Address of principal executive offices, including zip code)

(919) 379-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Definitive Material Agreement.

On June 30, 2022, Pyxus International, Inc. (the “Company”) and certain subsidiaries of the Company, including the Company’s subsidiaries in Malawi, Tanzania and Zambia (the “African Subsidiaries”), entered into the Fourth Amendment and Restatement Agreement dated as of June 27, 2022 (the “Agreement”) with Eastern and Southern African Trade and Development Bank (“TDB”) to amend and restate the Third Amendment and Restatement Agreement dated August 12, 2021 among them. The Agreement sets forth the terms that govern the foreign seasonal lines of credit of each of the African Subsidiaries with TDB and supersedes the prior terms in effect. The Agreement provides for a lending commitment with respect to the line of credit of the Company’s Malawi subsidiary of $100.0 million, a lending commitment with respect to the line of credit of the Company’s Tanzania subsidiary of $70.0 million, and a lending commitment with respect to the line of credit of the Company’s Zambia subsidiary of $15.0 million, in each case with current borrowing availability reduced by the amount of outstanding loans borrowed under the respective existing line of credit with TDB. Existing outstanding loans under the Agreement bear interest at LIBOR plus 6% and new loans made under the Agreement will bear interest at LIBOR plus 5.5%. The Agreement terminates on June 30, 2024, unless terminated sooner at TDB’s discretion on June 30, 2023. The terms of the Agreement may also be modified at TDB’s discretion on that date. Borrowings under the Agreement are due upon the termination of the Agreement.

Pursuant to the Agreement, each of the Company and its subsidiaries, Pyxus Parent, Inc. and Pyxus Holdings, Inc., guarantee the obligations of the African Subsidiaries under the Agreement. In addition, the Agreement provides that obligations of each African Subsidiary under the Agreement are secured by a first priority pledge of:

•	tobacco purchased by that African Subsidiary that is financed by TDB;

•	intercompany receivables arising from the sale of the tobacco financed by TDB;

•	customer receivables arising from the sale of the tobacco financed by TDB; and

•	such African Subsidiary’s local collection account receiving customer payments for purchases of tobacco financed by TDB.

The Agreement also requires Alliance One International, LLC, a subsidiary of the Company, to pledge customer receivables arising from the sale of the tobacco financed by TDB and pledge its collection accounts designated for receiving customer payments for purchases of tobacco financed by TDB.

The Agreement contains affirmative and negative covenants (subject, in each case, to customary and other exceptions and qualifications), including covenants that limit the ability of the African Subsidiaries to, among other things:

•	Grant liens on assets;

•	Incur additional indebtedness (including guarantees and other contingent obligations);

•	Sell or otherwise dispose of property or assets;

•	Maintain a specified amount of pledged accounts receivable and inventory;

•	Make changes in the nature of its business;

•	Enter into burdensome contracts; and

•	Effect certain modifications or terminations of customer contracts.

The Agreement contains events of default including, but not limited to, nonpayment of principal or interest, violation of covenants, breaches of representations and warranties, cross-default to other debt, bankruptcy and other insolvency events, invalidity of loan documentation, certain changes of control of the Company and the other loan parties, termination of material licenses and material adverse changes.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Fourth Amendment and Restatement Agreement dated 27 June 2022 among Pyxus International, Inc., Pyxus Parent, Inc., Pyxus Holdings, Inc., Alliance One Tobacco (Malawi) Limited, Alliance One Tobacco (Tanzania) Limited, Alliance One Zambia Limited and Eastern and Southern African Trade and Development Bank

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    July 6, 2022

PYXUS INTERNATIONAL, INC.

By:	/s/ William L. O’Quinn, Jr.
William L. O’Quinn, Jr.
Senior Vice President – Chief Legal Officer and Secretary

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